Exhibit 99.1
                              FOR IMMEDIATE RELEASE

[LOGO PHARMOS]

99 Wood Avenue South, Suite 311                   Contact - U.S.:  Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                             Contact - Israel:   Irit Kopelov
                                                                     08-940-9679

                    Pharmos Corporation Reports 2002 Results
                 Cost Containment Program Tightens 2003 Expenses

Iselin, NJ, March 7, 2003 - Pharmos Corporation (Nasdaq: PARS and Nasdaq Europe:
PHRM) today reported financial results for the twelve months ended December 31, 2002. The Company recorded a net loss of $17,070,000, or $ .30 per share, in 2002 compared to a net income of $5,046,000, or $ .09 per share, recorded in 2001. The net income in 2001 resulted from a one-time gain of $16,285,000 from the sale of Pharmos' ophthalmic business in October 2001. Operating expenses increased 22% in 2002 compared to 2001, driven largely by growing activities in connection with the Company's non-psychotropic cannabinoid drug development programs, in particular those necessary to successfully advance the ongoing pivotal clinical trial of dexanabinol for traumatic brain injury (TBI). Cash and cash equivalents, including restricted cash, totalled $21,839,000 as of December 31, 2002.

"During 2002, we achieved several critical goals and gained important ground as a leader in the central nervous system marketplace," said Haim Aviv, Ph.D., Pharmos Chairman and CEO. "In our TBI study with dexanabinol, we increased the number of international centers by one third and the rate of patient enrollment to roughly 30 per month. Concurrently, we completed and filed our application with the FDA to begin enrolling U.S. TBI patients into the pivotal study. Now that the application has been allowed, we are in the process of contracting with trauma centers in the U.S."

"Enrollment of heart surgery patients in our next clinical study, a Phase II feasibility study to test the effectiveness of dexanabinol in preventing post-surgical mild cognitive impairment, should commence in a few weeks," continued Dr. Aviv. In 2002, Pharmos received authorization from Israel's Ministry of Health to clinically test dexanabinol as a preventive agent against the mild cognitive impairment that can occur in patients after undergoing coronary artery bypass grafting (CABG). The Company recently completed the training of clinical research personnel in the several Israel-based hospitals that will be enrolling patients in the study.

"We are working to exploit the positive data released late last year from preclinical pain studies of selected `bicyclic' compounds, a newer class of compounds that specifically bind to the cannabinoid-2, or CB2, receptors, which are expressed by immune and inflammatory cells," Dr. Aviv added. "The data indicate continued studies are well warranted, and may represent potential collaboration or out-licensing opportunities for Pharmos." In November 2002, data presented by Pharmos at the Society for Neuroscience showed certain of its CB2-selective agonist cannabinoids demonstrated efficacy in animal models for noxious, inflammatory and neuropathic pain. Pharmos is also screening these compounds for activity in other animal models of inflammation-based and autoimmune diseases.

In order to better concentrate its resources on its most important programs, Pharmos has implemented a company-wide cost cutting program that may ultimately affect 20% of its total staff and will be concentrated in its Discovery & Early Stage Research Group and in certain general and administrative areas. The intended goal of this program is to reduce the Company's non-dexanabinol related operating expenses by approximately $1 million in 2003.

Grant funding of $2,756,000 received by Pharmos in 2002 from the Office of the Chief Scientist of Israel's Ministry of Industry and Trade helped offset research and development expenses, primarily those related to the dexanabinol/TBI project. Gross expenses in the dexanabinol/TBI project rose approximately 79% in 2002 to $10,072,000, but should decrease in 2003 to approximately $9 million. Pharmos also received a tax credit in 2002 of approximately $215,000 representing net proceeds from the sale of a portion of its state NOL carryforward under the New Jersey Technology Tax Certificate Program.

For the fourth quarter ended December 31, 2002, Pharmos reported a net loss of $3,302,000, or $.06 per share, compared to a net income of $12,160,000, or $.22 per share, for the same period in 2001. The income in the 2001 fourth quarter was generated by a one-time gain of $16,285,000 from the sale of the Company's ophthalmic business in October 2001. Total operating expenses decreased approximately 18% in the fourth quarter 2002 compared to the fourth quarter 2001, primarily due to decreased research & development expenses. Research and development expenses decreased approximately 23% in the fourth quarter 2002 primarily as a result of lower consulting-related expenses in connection with the dexanabinol/TBI phase III clinical trial and lower staff-related expenses compared to the fourth quarter 2001.

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and CB2 receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting stroke, pain, multiple sclerosis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

                                (Tables attached)


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

                    Pharmos Corporation Financial Highlights

                       Condensed Statements of Operations
               (in thousands, except share and per share amounts)

                                         For the three months ended           For the year ended
                                         Dec. 31, 2002  Dec. 31, 2001   Dec. 31, 2002   Dec. 31, 2001
                                         -------------  -------------   -------------   -------------
Revenues
      Product sales                          $     --        $     --       $      --         $ 4,219
      License fee                                  --              --              --              80
                                              -------         -------        --------          ------
      Total revenues                               --              --              --           4,299

Cost of goods sold                                 --              --              --           1,269
                                              -------         -------        --------          ------

Gross margin                                       --              --              --           3,030
                                              -------         -------        --------          ------

Expenses
      Research &development, net                2,322           3,026          12,338           9,349
      Selling, general & administrative           921             849           3,829           3,666
      Depreciation & amortization                 175             281             692             774
                                              -------         -------        --------          ------
           Total operating expenses             3,418           4,156          16,859          13,789
                                              -------         -------        --------          ------

Other (expense) income
      Interest income                              92             237             534             979
      Interest expense                           (200)           (436)           (973)         (1,714)
      Other income                                  9               4              13              29
      Gain from sale of LE business                --          16,285              --          16,285
                                              -------         -------        --------          ------
           Other (expense) income, net            (99)         16,090            (426)         15,579
                                              -------         -------        --------          ------

Net (loss) income before
      income tax credit                        (3,517)         11,934         (17,285)          4,820

Income tax credit                                (215)           (226)           (215)           (226)
                                              -------         -------        --------          ------

Net (loss) income                             ($3,302)        $12,160        ($17,070)         $5,046
                                              =======         =======        ========          ======

Net (loss) income -
      basic and diluted                        ($0.06)          $0.22          ($0.30)          $0.09
                                              =======         =======        ========          ======

Weighted average shares outstanding
      -basic                               56,573,838      55,301,200      56,534,191      54,678,932
                                           ==========      ==========      ==========      ==========

Weighted average shares outstanding
      -diluted                             56,573,838      55,805,302      56,534,191      55,298,063
                                           ==========      ==========      ==========      ==========


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

                           Condensed Balance Sheets at
                                 (in thousands)

                                                    Dec. 31, 2002  Dec. 31, 2001
                                                    -------------  -------------

Cash and cash equivalents                                 $19,579        $35,269
Restricted cash                                             2,200          2,275
Receivables                                                   699            690
Prepaid expenses and other current assets                     324            998
                                                          -------        -------
      Total current assets                                 22,802         39,232
Fixed assets, net                                           1,792          1,918
Restricted cash                                                60          3,091
Other assets                                                   33             22
                                                          -------        -------
      Total assets                                        $24,687        $44,263
                                                          =======        =======

Accounts payable                                          $ 3,742        $ 2,197
Accrued expenses                                            3,242          5,810
Accrued wages and other compensation                        1,000          1,318
Convertible debentures, net                                 3,447          1,949
                                                          -------        -------
      Total current liabilities                            11,431         11,274
                                                          -------        -------
Other liabilities                                              10             --
Convertible debentures, net                                    --          5,848
                                                          -------        -------
      Total liabilities                                    11,441         17,122
                                                          -------        -------

      Total shareholders' equity                           13,246         27,141
                                                          -------        -------

      Total liabilities and shareholders' equity          $24,687        $44,263
                                                          =======        =======


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